Exhibit (a)(5)(xxv)

PeopleSoft Shareholders:

FOCUS ON THE FACTS

☑ **$19.50 per share in cash from Oracle**

☐ **Uncertain future with PeopleSoft management**

Look what PeopleSoft management's done for you lately:

PeopleSoft Stock Price Before Our Offer

$40
$35
$30
$25
$20
$15
$10
6/5/03
$15.11
12/01
3/02
6/02
9/02
12/02
3/03
Pre Offer

PeopleSoft New License Revenue Growth

20%
10%
0%
-10%
-20%
-30%
-40%
+6%
-13%
-21%
-20%
-18%
-39%
12/01
3/02
6/02
9/02
12/02
3/03

To Tender Your Shares
Call 1-800-322-2885

ORACLE®

Find out more at oracle.com/peoplesoft

PeopleSoft Shareholders:

FOCUS ON THE FACTS

☑ $19.50 per share in cash from Oracle

☐ Uncertain future with PeopleSoft management

Look what PeopleSoft management’s done for you lately:

PeopleSoft Stock Price Before Our Offer	PeopleSoft New License Revenue Growth
[chart]	[chart]

To Tender Your Shares Call 1-800-322-2885

LOGO

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended June 18, 2003. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

Find out more at oracle.com/peoplesoft

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